Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 28, 2007 (except for the adjustments to retrospectively apply the discontinued operations as described in Note 2 as to which the date is August 19, 2008) with respect to the consolidated financial statements and financial statement schedules (which report expressed an unqualified opinion and contains an explanatory paragraph related to the adoption of the recognition and disclosure provisions of Financial Accounting Standards Board Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans: an amendment of FASB Statements No. 87, 88, 106 and 132(R), effective September 30, 2007) of Griffon Corporation and subsidiaries, which is included in the Current Report on Form 8-K dated August 19, 2008 and which is incorporated by reference in this Registration Statement. We have also issued our report dated November 28, 2007 with respect to internal control over financial reporting of Griffon Corporation and subsidiaries, which is included in the Annual Report on Form 10-K for the year ended September 30, 2007 and which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Melville, New York
September 18, 2008